FORM OF

AMENDMENT NO. 5

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated November 4, 2016, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and Short-Term Investments Trust, a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to change the name of Government TaxAdvantage Portfolio to Treasury Obligations Portfolio;

NOW, THEREFORE, the parties agree as follows;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES

AGREEMENT

OF

SHORT-TERM INVESTMENTS TRUST

Portfolios	Effective Date of Agreement
Government & Agency Portfolio	July 1, 2006
Liquid Assets Portfolio	July 1, 2006
STIC Prime Portfolio	July 1, 2006
Tax-Free Cash Reserve Portfolio	April 30, 2008
Treasury Portfolio	July 1, 2006
Treasury Obligations Portfolio	July 1, 2006

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”

In addition to the rate described above, Government & Agency Portfolio, Government Tax Advantage Portfolio, Liquid Assets Portfolio, STIC Prime Portfolio, Tax-Free Cash Reserve Portfolio and Treasury Portfolio shall also pay the Administrator 0.03% for the provision of the Money Market Fund Administrative Services.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)
SHORT-TERM INVESTMENTS TRUST

Attest:		By:
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)